Exhibit 99.28(h)(ii)

AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT

AS OF MAY 1, 2016

This Amended and Restated Administrative Services Agreement (“Agreement”) is made as of May 1, 2016 by and among each of the investment companies in the Lord Abbett Family of Funds, as set forth on Exhibit 1 hereto, and each new Lord Abbett Fund added as a party to this Agreement pursuant to section 9, (each, a “Fund” or collectively, the “Funds”) and Lord, Abbett & Co. LLC, a Delaware limited liability company (“Lord Abbett”). This Amended and Restated Agreement dated as of May 1, 2016 amends, restates, and supersedes the Administrative Services Agreement dated as of December 12, 2002.

RECITALS

A.  WHEREAS, Lord Abbett has entered into a Management Agreement with each Fund whereby Lord Abbett provides investment management services to each Fund.

B.  WHEREAS, each Fund desires to retain Lord Abbett to provide certain administrative services and Lord Abbett is willing to provide, or arrange to have provided, such services upon the terms and conditions as hereinafter provided.

NOW THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1.  Agreement to Perform Administrative Services. Each Fund hereby employs Lord Abbett under the terms and conditions of this Agreement, and Lord Abbett hereby accepts such employment and agrees to perform the administrative services described below. It is understood that the persons employed by Lord Abbett to assist in the performance of its duties hereunder will not devote their full time to such services, and may in fact devote a substantial portion of their time to the performance of duties relating to Lord Abbett’s provision of services to other clients, and nothing herein shall be deemed to limit or restrict the right of Lord Abbett, its affiliates, and their respective employees, to engage in and devote time and attention to other business or to render services of whatever kind or nature to Lord Abbett’s other clients.

2.  Lord Abbett Services and Duties. Lord Abbett will provide, or arrange to have provided in accordance with section 3 below, for each Fund those facilities, equipment, and personnel to carry out the administrative services which are described in Exhibit 2 hereto (“Administrative Services”). Lord Abbett represents that it has sufficient personnel and experience to perform the Administrative Services, and agrees to perform such Administrative Services in accordance with industry standards for mutual fund administrators.

In performing its duties under this Agreement, Lord Abbett agrees that it shall observe and be bound by all of the provisions of (1) each Fund’s Articles of Incorporation/Declaration and Agreement of Trust and By-laws (including any amendments thereto) which in any way limit or restrict or prohibit or otherwise regulate any action by Lord Abbett, (2) each Fund’s registration statement, and (3) the instructions and directions of the Boards of Directors/Trustees of each Fund. In addition, Lord Abbett agrees and warrants that it will use its best efforts to conform to and comply with the requirements of the Investment Company Act of 1940, as amended (“1940 Act”) and all other applicable federal and state laws and regulations.

3.  Lord Abbett Subcontractors. It is understood that Lord Abbett may from time to time employ or associate with such person or persons (“Subcontractors”) as Lord Abbett may believe to be particularly fitted to assist in its performance of this Agreement; provided, however, that the compensation of such Subcontractors shall be paid by Lord Abbett and that Lord Abbett shall be as fully responsible to each Fund for the acts and omissions of any Subcontractor as it is for its own acts and omissions. Lord Abbett shall use its best efforts to ensure that any Subcontractor complies with the provisions of section 2 above.

4.  Expenses Assumed. Except as otherwise set forth in this section 4 or as otherwise approved by the Funds’ Boards of Directors/Trustees, Lord Abbett shall pay all expenses incurred by it in performing the Administrative Services, including the cost of providing office facilities, equipment and personnel related to such services. Each Fund will pay its own fees, costs, expenses or charges relating to its assets and operations, including without limitation: fees and expenses under the Management Agreement; fees and expenses of Directors/Trustees not affiliated with Lord Abbett; governmental fees; interest charges; taxes; association membership dues; fees and charges for legal and auditing services; fees and expenses of any custodians or trustees with respect to custody of its assets; fees, charges and expenses of dividend disbursing agents, registrars and transfer agents (including the cost of keeping all necessary shareholder records and accounts, and of handling any problems relating thereto and the expense of furnishing to all shareholders statements of their accounts after every transaction, including the expense of mailing); costs and expenses of repurchase and redemption of its shares; costs and expenses of preparing, printing and mailing to shareholders ownership certificates, proxy statements and materials, prospectuses, reports and notices; costs of preparing reports to governmental agencies; brokerage fees and commissions of every kind and expenses in connection with the execution of portfolio security transactions (including the cost of any service or agency designed to facilitate the purchase and sale of portfolio securities); and all postage, insurance premiums, and any other fee, cost, expense or charge of any kind incurred by and on behalf of the Trust and not expressly assumed by Lord Abbett under this Agreement or the Management Agreement.

5.  Compensation. For the services rendered, facilities furnished and expenses assumed by Lord Abbett under this Agreement, each Fund will pay to Lord Abbett an annual administrative services fee, computed and payable monthly, at the annual rate of .04% of the value of the Fund’s average daily net assets. Such value shall be calculated in the same manner as provided in each Fund’s Management Agreement. It is specifically understood and agreed that any fees for fund accounting services payable by the Funds to State Street Bank and Trust Company pursuant to that separate Custodian and Investment Accounting Agreement dated November 1, 2001 shall be paid directly by Lord Abbett on behalf of the Funds. It is further understood and agreed that should the Funds’ regulatory environment change so that the costs to

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Lord Abbett of providing Administrative Services increase or decrease significantly, then Lord Abbett and the Funds’ Boards of Directors/Trustees will consider whether it would be appropriate to adjust the compensation under this Agreement.

6.  Standard of Care. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, Lord Abbett assumes no responsibility under this Agreement and, having so acted, Lord Abbett shall not be held liable or accountable for any mistakes of law or fact, or for any error or omission of its officers, directors, members or employees, or for any loss or damage arising or resulting therefrom suffered by a Fund or any of its shareholders, creditors, Directors/Trustees or officers; provided however, that nothing herein shall be deemed to protect Lord Abbett against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder.

7.  Conflicts of Interest. Neither this Agreement nor any other transaction between the parties hereto pursuant to this Agreement shall be invalidated or in any way affected by the fact that any of the Directors/Trustees, officers, shareholders, or other representatives of a Fund are or may be an interested person of Lord Abbett, or any successor or assignee thereof, or that any or all of the officers, members, or other representatives of Lord Abbett are or may be an interested person of the Fund, except as otherwise may be provided in the 1940 Act. Lord Abbett in acting hereunder shall be an independent contractor and not an agent of the Funds.

8.  Effective Date and Termination. This Agreement shall become effective with respect to a Fund on January 1, 2003, or at such other date as may be set by the Fund’s Board of Directors/Trustees by resolution, and shall continue in force for two years from the date hereof, and is renewable annually thereafter by specific approval of the Directors/Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund; any such renewal shall be approved by the vote of a majority of the Directors/Trustees who are not parties to this Agreement or interested persons of Lord Abbett or of the Fund, cast in person at a meeting called for the purpose of voting on such renewal.

This Agreement may be terminated without penalty at any time by the Directors/Trustees of a Fund or by Lord Abbett on 60 days’ written notice. This Agreement shall automatically terminate in the event of its assignment. The terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the same meaning as those terms are defined in the 1940 Act.

9.  Addition of New Funds to Agreement. In the event that a new fund is created in the Lord Abbett Family of Funds and such fund wishes to engage Lord Abbett to perform Administrative Services under this Agreement, such fund shall be entitled to do so by executing and delivering to Lord Abbett a document accepting this Agreement. The employment of Lord Abbett on behalf of any new fund shall become effective upon Lord Abbett’s receipt of such counterpart executed by such new fund.

10.  Individual Liability. The obligations of each Fund, including those imposed hereby, are not personally binding upon, nor shall resort be had to the private property of, any of the

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Directors/Trustees, shareholders, officers, employees or agents of the Fund individually, but are binding only upon the assets and property of the Fund. Any and all personal liability, either at common law or in equity, or by statute or constitution, of every such Director/Trustee, shareholder, officer, employee or agent for any breach by the Fund of any agreement, representation or warranty hereunder is hereby expressly waived as a condition of and in consideration for the execution of this Agreement by the Fund.

11.  Liability of Funds Several and not Joint. The obligations of a Fund under this Agreement are enforceable solely against that Fund and its assets.

12.  Delaware Law. This Agreement shall be construed and the provisions interpreted under and in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative.

On Behalf of each of the Lord Abbett Funds listed on Exhibit 1 Attached hereto

By:

/s/ Lawrence H. Kaplan

Lawrence H. Kaplan

Vice President and Secretary

Attested:

/s/ Brooke A. Fapohunda

Brooke A. Fapohunda

Vice President and Assistant Secretary

LORD, ABBETT & CO. LLC

By:

/s/ Lawrence H. Kaplan

Lawrence H. Kaplan

Vice President and Secretary

Attested:

/s/ Brooke A. Fapohunda

Brooke A. Fapohunda

Vice President and Assistant Secretary

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EXHIBIT 1

TO

ADMINISTRATIVE SERVICES AGREEMENT

The following funds comprise the Lord Abbett Family of Funds:

Lord Abbett Affiliated Fund, Inc.

Lord Abbett Bond-Debenture Fund, Inc.

Lord Abbett Developing Growth Fund, Inc.

Lord Abbett Equity Trust

Lord Abbett Calibrated Large Cap Value Fund

Lord Abbett Calibrated Mid Cap Value Fund

Lord Abbett Global Fund, Inc.

Lord Abbett Emerging Markets Corporate Debt Fund

Lord Abbett Emerging Markets Currency Fund

Lord Abbett Emerging Markets Local Bond Fund

Lord Abbett Multi-Asset Global Opportunity Fund

Lord Abbett Investment Trust

Lord Abbett Convertible Fund

Lord Abbett Core Fixed Income Fund

Lord Abbett Core Plus Bond Fund

Lord Abbett Diversified Equity Strategy Fund

Lord Abbett Floating Rate Fund

Lord Abbett High Yield Fund

Lord Abbett Income Fund

Lord Abbett Inflation Focused Fund

Lord Abbett Multi-Asset Balanced Opportunity Fund

Lord Abbett Multi-Asset Growth Fund

Lord Abbett Multi-Asset Income Fund

Lord Abbett Short Duration Income Fund

Lord Abbett Total Return Fund

Lord Abbett Mid Cap Stock Fund, Inc.

Lord Abbett Municipal Income Fund, Inc.

Lord Abbett AMT Free Municipal Bond Fund

Lord Abbett California Tax-Free Income Fund

Lord Abbett High Yield Municipal Bond Fund

Lord Abbett Intermediate Tax Free Fund

Lord Abbett National Tax-Free Income Fund

Lord Abbett New Jersey Tax-Free Income Fund

Lord Abbett New York Tax-Free Income Fund

Lord Abbett Short Duration High Yield Municipal Bond Fund

Lord Abbett Short Duration Tax Free Fund

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Lord Abbett Research Fund, Inc.

Lord Abbett Calibrated Dividend Growth Fund

Lord Abbett Growth Opportunities Fund

Small-Cap Value Series

Lord Abbett Securities Trust

Lord Abbett Alpha Strategy Fund

Lord Abbett Fundamental Equity Fund

Lord Abbett Growth Leaders Fund

Lord Abbett International Core Equity Fund

Lord Abbett International Dividend Income Fund

Lord Abbett International Opportunities Fund

Lord Abbett Micro-Cap Growth Fund

Lord Abbett Micro-Cap Value Fund

Lord Abbett Value Opportunities Fund

Lord Abbett Series Fund, Inc.

Bond-Debenture Portfolio

Calibrated Dividend Growth Portfolio

Classic Stock Portfolio

Developing Growth Portfolio

Fundamental Equity Portfolio

Growth and Income Portfolio

Growth Opportunities Portfolio

International Core Equity Portfolio

International Opportunities Portfolio

Mid Cap Stock Portfolio

Short Duration Income Portfolio

Total Return Portfolio

Value Opportunities Portfolio

Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc.

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EXHIBIT 2

TO

ADMINISTRATIVE SERVICES AGREEMENT

In accordance with section 2 of the Agreement, Lord Abbett will provide, or arrange to have provided, to each Fund all Administrative Services (to the extent that such services do not constitute advisory services provided to the Fund under the Investment Management Agreement) including, but not limited to, the Administrative Services listed below. Services listed in this Exhibit 2 may be modified or discontinued based on the mutual consent, approval, and/or action of the parties.

(a) Fund Accounting and Financial Reporting Services

(1)	Perform Fund accounting services which include, but are not limited to, daily NAV calculations and, where applicable, daily distribution calculations and disseminations.
(2)	Perform the functions of a mutual fund’s chief financial officer and treasurer.
(3)	Perform financial reporting functions, including reports to the Board of Directors/Trustees and preparation of financial statements.
(4)	Perform Fund budgeting and accounts payable functions.
(5)	Calculate, or oversee the calculation of, the amount of assets of each applicable Fund that are required to be segregated pursuant to Section 18(f)(1) of the 1940 Act and applicable SEC guidance and interpretations thereof.
(6)	Ensure that payments made by a Fund pursuant to a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act are accurate and in accordance with such plan.

(b) Tax Functions

(1)	Monitor Internal Revenue Service compliance requirements in order to maintain each Fund’s beneficial mutual fund tax status.
(2)	Compute and communicate Fund dividend and capital gain distributions based upon each Fund’s taxable income in order to avoid punitive fund level taxes.
(3)	Facilitate the preparation and filing of requisite federal, state, and local income and excise tax returns.
(4)	Monitor each Fund’s dividends and capital gain distributions, and make any necessary adjustments to such, for each Fund to maintain its qualification as a “regulated investment company” under the Internal Revenue Code of 1986, as amended, if the Fund has so elected.
(5)	Determine and disseminate the tax characterization of distributions to be used by brokers for year-end shareholder tax reporting.
(6)	Oversee the year-end shareholder tax form filings prepared by the Funds’ Transfer Agent.
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(c) Shareholder Servicing Functions

(1)	Monitor Transfer Agent and omnibus subaccounting recordkeepers to ensure shareholder accounts are being processed in compliance with the appropriate regulations and are reflected appropriately in the Fund’s records.
(2)	Implement appropriate procedures to monitor shareholder transaction activity to detect and restrict excessive trading of shares of the Funds.

(d) Board Servicing Functions

(1)	Prepare reports, memoranda, and other materials as requested by the Board or as agreed to from time to time and maintain files of Board, Board committee, and shareholder meeting materials, including minutes.
(2)	Assist in preparation of Board members’ questionnaires.

(e) SEC Filing Functions

(1)	Prepare and file, or oversee the preparation and filing of, those reports required by the U.S. Securities and Exchange Commission (“SEC”) to be filed by a Fund, such as Forms N-SAR, N-MFP, N-Q, 24f-2, and N-PX (or any successor forms).
(2)	Prepare, update, file with the SEC, and arrange for printing and dissemination the Funds’ registration statements, including pre-effective and post-effective amendments, Prospectuses, Statements of Additional Information, and supplements.
(3)	Prepare and/or review and file proxy materials with the SEC.
(4)	Review annual and semi-annual reports of the Funds.

(f) Legal Functions

(1)	Prepare and negotiate service provider and servicing agreements on behalf of the Funds.
(2)	Monitor legal and regulatory developments of relevance to each Fund.

(g) Compliance Functions

(1)	Prepare and maintain those books and records required by Rule 31a-1 under the1940 Act with respect to services performed pursuant to this Agreement.
(2)	Monitor compliance with Fund policies on valuing (pricing) all Fund assets.
(3)	Prepare and review periodic compliance reports.
(4)	Oversee compliance program of the Funds’ service providers.
(5)	Monitor compliance by each Fund with various conditions imposed by exemptive orders and/or regulatory requirements relating to mutual funds, multiple classes of shares, and funds of funds.
(6)	Coordinate regulatory examinations of the Funds.
(7)	Register with the National Futures Association those Funds not excluded from the definition of a “commodity pool.”
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(h) Blue Sky Functions

(1)	Register Fund shares with appropriate state blue sky authorities.
(2)	Obtain and renew all sales permits required by relevant state authorities in order to permit the sale of shares in the state.
(3)	Monitor the sale of shares in individual states.
(4)	Respond to all blue sky audit and examination issues.

(i) Other Functions

(1)	Prepare applications for and monitor insurance coverage for the Funds.
(2)	Maintain the technology platforms and market data feeds necessary for the daily accounting and reporting functions set forth in this Agreement.
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